Exhibit (d)(8)
EXECUTION VERSION
FIRST SUPPLEMENTAL INDENTURE
between
HORIZON TECHNOLOGY FINANCE CORPORATION
and
U.S. BANK NATIONAL ASSOCIATION,
as Trustee
Dated as of March 23, 2012

FIRST SUPPLEMENTAL INDENTURE
     THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of March 23, 2012, is between Horizon Technology Finance Corporation, a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”). All capitalized terms used herein shall have the meaning set forth in the Base Indenture (as defined below).
RECITALS OF THE COMPANY
     The Company and the Trustee executed and delivered an Indenture, dated as of March 23, 2012 (the “Base Indenture” and, as supplemented by this First Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series as provided in the Indenture.
     The Company desires to issue and sell up to $34,500,000 aggregate principal amount of the Company’s 7.375% Senior Notes due 2019 (the “Notes”).
     Sections 9.01(iv) and 9.01(vi) of the Base Indenture provide that without the consent of Holders of the Securities of any series issued under the Indenture, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture to (i) change or eliminate any of the provisions of the Indenture when there is no Security Outstanding of any series created prior to the execution of a supplemental indenture that is entitled to the benefit of such provision and (ii) establish the form or terms of Securities of any series as permitted by Section 2.01 and Section 3.01 of the Base Indenture.
     The Company desires to establish the form and terms of the Notes and to modify, alter, supplement and change certain provisions of the Base Indenture for the benefit of the Holders of the Notes (except as may be provided in a future supplemental indenture to the Indenture (“Future Supplemental Indenture”)). The Company has duly authorized the execution and delivery of this First Supplemental Indenture to provide for the issuance of the Notes and all acts and things necessary to make this First Supplemental Indenture a valid, binding, and legal obligation of the Company and to constitute a valid agreement of the Company, in accordance with its terms, have been done and performed.
     NOW, THEREFORE, THIS INDENTURE WITNESSETH:
     For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I
TERMS OF THE NOTES
     Section 1.01. Terms of the Notes. The following terms relating to the Notes are hereby established:
          (a) The Notes shall constitute a series of Securities having the title “7.375% Senior Notes due 2019” and shall be designated as Senior Securities under the Indenture. The Notes shall bear a CUSIP number of 44045A 201 and an ISIN number of US44045A2015.
          (b) The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.04, 3.05, 3.06, 9.06 or 11.07 of the Base Indenture) shall be $34,500,000. Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or an indenture supplement, the Company may from time to time, without the consent of the Holders of Notes, issue additional Notes (in any such case “Additional Notes”) having the same ranking and the same interest rate, maturity and other terms as the Notes. Any Additional Notes and the existing Notes will constitute a single series under the Indenture and all references to the relevant Notes herein shall include the Additional Notes unless the context otherwise requires.
          (c) The entire outstanding principal of the Notes shall be payable on March 15, 2019.
          (d) The rate at which the Notes shall bear interest shall be 7.375% per annum (the “Applicable Interest Rate”). The date from which interest shall accrue on the Notes shall be March 23, 2012, or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the Notes shall be March 15, June 15, September 15 and December 15 of each year, commencing June 15, 2012 (if an Interest Payment Date falls on a day that is not a Business Day, then the applicable interest payment will be made on the next succeeding Business Day and no additional interest will accrue as a result of such delayed payment); the initial interest period will be the period from and including March 23, 2012 (or the most recent Interest Payment Date to which interest has been paid or provided for), to, but excluding, the initial Interest Payment Date, and the subsequent interest periods will be the periods from and including an Interest Payment Date to, but excluding, the next Interest Payment Date or the Stated Maturity, as the case may be; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid to the Person in whose name the Note (or one or more predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be March 1, June 1, September 1 or December 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Payment of principal of (and premium, if any) and any such interest on the Notes will be made at the Corporate Trust Office of the Trustee in Chicago, Illinois in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.
          (e) The Notes shall be initially issuable in global form (each such Note, a “Global Note”). The Global Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A to this First Supplemental Indenture. Each Global Note shall represent the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Security Registrar, in accordance with Sections 2.03 and 3.05 of the Base Indenture.
          (f) The depositary for such Global Notes (the “Depositary”) shall be The Depository Trust Company, New York, New York. The Security Registrar with respect to the Global Notes shall be the Trustee.
          (g) The Notes shall be defeasible pursuant to Section 14.02 or Section 14.03 of the Base Indenture. Covenant defeasance contained in Section 14.03 of the Base Indenture shall apply to the covenants contained in Sections 10.06, 10.08 and 10.09 of the Indenture.

          (h) The Notes shall be redeemable pursuant to Section 11.01 of the Base Indenture and as follows:
               (i) The Notes will be redeemable in whole or in part at any time or from time to time, at the option of the Company, on or after March 15, 2015, at a redemption price of $25 per Note plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to, but excluding, the date fixed for redemption.
               (ii) Notice of redemption shall be given in writing and mailed, first-class postage prepaid or by overnight courier guaranteeing next-day delivery, to each Holder of the Notes to be redeemed, not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date, at the Holder’s address appearing in the Security Register. All notices of redemption shall contain the information set forth in Section 11.04 of the Base Indenture.
               (iii) Any exercise of the Company’s option to redeem the Notes will be done in compliance with the Investment Company Act.
               (iv) If the Company elects to redeem only a portion of the Notes, the Trustee will determine the method for selecting the particular Notes to be redeemed, in accordance with the Investment Company Act.
               (v) Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes called for redemption hereunder.
          (i) The Notes shall not be subject to any sinking fund pursuant to Section 12.01 of the Base Indenture.
          (j) The Notes shall be issuable in denominations of $25 and integral multiples of $25 in excess thereof.
          (k) Holders of the Notes will not have the option to have the Notes repaid prior to the Stated Maturity.
ARTICLE II
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION
     Section 2.01. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Article One of the Base Indenture shall be amended by adding or amending and restating, as applicable, the following defined terms to Section 1.01 in appropriate alphabetical sequence, as follows:
     “‘Affiliate’ of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.”
     “‘Exchange Act’ means the Securities Exchange Act of 1934, as amended, and any statute successor thereto.”
     “‘GAAP’ means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect from time to time.”
     “‘Investment Company Act’ means the Investment Company Act of 1940, as amended, and the rules, regulations and interpretations promulgated thereunder, to the extent applicable, and any statute successor thereto.”
     “‘Significant Subsidiary’ means any direct or indirect Subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act.”
ARTICLE III
THE SECURITIES
     Section 3.01. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, the first paragraph of Section 3.03 of the Base Indenture shall be amended and restated in with respect to the Notes as follows:
     “The Securities shall be executed on behalf of the Company by the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer or its President, and attested by its Secretary. The signature of any of these officers on the Securities may be manual or facsimile, .pdf attachment or other electronically transmitted signature (with an original manual signature to be sent to the Trustee via overnight mail immediately thereafter) of the present or any future such authorized officer and may be imprinted or otherwise reproduced on the Securities.”
     Section 3.02. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, the first sentence of the second paragraph of Section 3.03 of the Base Indenture shall be amended with respect to the Notes by adding, after the word “facsimile” and before the word “signatures”, the following:
     “,.pdf attachment or other electronically transmitted”
ARTICLE IV
REMEDIES
     Section 4.01. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 5.01 of the Base Indenture shall be amended by replacing clause (ii) thereof with the following:
“(ii)	default in the payment of the principal of (or premium, if any) any Note when it becomes due and payable at its Maturity; or”
     Section 4.02. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 5.01 of the Base Indenture shall be amended by replacing clauses (v) and (vi) thereof with the following:
“(v)	the Company or any of its Significant Subsidiaries or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of the Bankruptcy Law:
(1) commences a voluntary case or proceeding under any Bankruptcy Law,

(2) consents to the commencement of any bankruptcy or insolvency case or proceeding against it, or files a petition or answer or consent seeking reorganization or relief against it,
(3) consents to the entry of a decree or order for relief against it in an involuntary case or proceeding,
(4) consents to the filing of such petition or to the appointment of or taking possession by a Custodian of it or for all or substantially all of its property, or
(5) makes an assignment for the benefit of creditors, or admits in writing of its inability to pay its debts generally as they become due or takes any corporate action in furtherance of any such action; or
(vi)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(1) is for relief against the Company or any of its Significant Subsidiaries or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case,
(2) adjudges the Company or any of its Significant Subsidiaries or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary bankrupt or insolvent, or approves as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, any of its Significant Subsidiaries or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary,
(3) appoints a Custodian of the Company or any of its Significant Subsidiaries or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Significant Subsidiaries or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, or
(4) orders the winding up or liquidation of the Company or any of its Significant Subsidiaries or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary.
     Section 4.03. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 5.01 of the Base Indenture shall be amended by adding the following clauses (ix) and (x):
“(ix)	default by the Company or any of its Subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $10 million or more, or acceleration of the Company’s or any of its Subsidiaries’ indebtedness for money borrowed in such aggregate principal amount or more o that it becomes due and payable, if such default is not cured or waived, pursuant to Section 5.14, or such acceleration is not rescinded, within 30 days after notice to the Company by the Trustee or to the Company by holders of at least 25% of the principal amount of the Notes then outstanding; or

(x)	failure by the Company or any of its Subsidiaries, within 30 days, to pay, bond or otherwise discharge any final, non-appealable judgments or orders for the payment of money the total uninsured amount of which for the Company or any of its Subsidiaries exceeds $10 million, which are not stayed on appeal.”

ARTICLE V
COVENANTS
     Section 5.01. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Article Ten of the Base Indenture shall be amended by adding the following new Sections 10.08 and 10.09 thereto, each as set forth below:
“Section 10.08 Section 18(a)(1)(A) of the Investment Company Act.
     The Company hereby agrees that for the period of time during which Notes are Outstanding, the Company will not violate, whether or not it is subject to, Section 18(a)(1)(A) as modified by Section 61(a)(1) of the Investment Company Act or any successor provisions thereto of the Investment Company Act.”
“Section 10.09 Commission Reports and Reports to Holders.
     If, at any time, the Company is not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the Securities and Exchange Commission, the Company agrees to furnish to the Holders of Notes and the Trustee for the period of time during which the Notes are Outstanding: (i) within 90 days after the end of the each fiscal year of the Company, audited annual consolidated financial statements of the Company and (ii) within 45 days after the end of each fiscal quarter of the Company (other than the Company’s fourth fiscal quarter), unaudited interim consolidated financial statements of the Company. All such financial statements shall be prepared, in all material respects, in accordance with GAAP.”
ARTICLE VI
MISCELLANEOUS
     Section 6.01. This First Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws that would cause the application of laws of another jurisdiction. This First Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.
     Section 6.02. Except as may be provided in a Future Supplemental Indenture, Article Six of the Base Indenture shall be amended by adding the following Section 6.13:
“Section 6.13 Trustee’s Cooperation.
     So long as the outstanding Notes are registered in the name of Cede & Co. or its registered assigns, the Trustee shall cooperate with Cede & Co., as sole registered Owner, and its registered assigns in effecting payment of the principal of, Redemption Price and interest on the Notes by arranging for payment in such manner that funds for such payments are properly identified and are made immediately available on the date they are due. The Company acknowledges that in order for the Trustee to make funds for such payments immediately available to the Depository on the date they are due, the Company shall ensure the funds for such payments are remitted and made immediately available to the Trustee, no later than 1:00 p.m. Eastern Time on the date they are due to Cede & Co. in order for the Trustee to conform to the payment guidelines of the Depository. Funds for such payments received by the Trustee after 1:00 p.m. Eastern Time on the date they are due to Cede & Co. may not be assured of timely payment and detail payment notification to the Depository for subsequent allocation to the noteholders.”

     Section 6.03. In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 6.04. This First Supplemental Indenture may be executed in any number of counterparts, each of which will be an original, but such counterparts will together constitute but one and the same First Supplemental Indenture. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile, .pdf transmission, email or other electronic means shall constitute effective execution and delivery of this First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, .pdf transmission, email or other electronic means shall be deemed to be their original signatures for all purposes.
     Section 6.05. The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to the Notes. All provisions included in this First Supplemental Indenture supersede any conflicting provisions included in the Base Indenture with respect to the Notes, unless not permitted by law. The Trustee accepts the trusts created by the Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this First Supplemental Indenture.
     Section 6.06. The provisions of this First Supplemental Indenture shall become effective as of the date hereof.
     Section 6.07. Notwithstanding anything else to the contrary herein, the terms and provisions of this First Supplemental Indenture shall apply only to the Notes and shall not apply to any other series of Securities under the Indenture and this First Supplemental Indenture shall not and does not otherwise affect, modify, alter, supplement or change the terms and provisions of any other series of Securities under the Indenture, whether now or hereafter issued and Outstanding.
     Section 6.08. The recitals contained herein and in the Notes shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture, the Notes or any Additional Notes, except that the Trustee represents that it is duly authorized to execute and deliver this First Supplemental Indenture, authenticate the Notes and any Additional Notes and perform its obligations hereunder. The Trustee shall not be accountable for the use or application by the Company of the Notes or any Additional Notes or the proceeds thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

HORIZON TECHNOLOGY FINANCE CORPORATION

By: /s/ Christopher M. Mathieu

Name: Christopher M. Mathieu
Title: Senior Vice President, Chief Financial Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By: /s/ Melissa A. Rosal

Name: Melissa A. Rosal
Title: Vice President
[Signature page to First Supplemental Indenture]

Exhibit A — Form of Global Note
This Security is a Global Note within the meaning of the Indenture hereinafter referred to and is registered in the name of The Depository Trust Company or a nominee thereof. This Security may not be exchanged in whole or in part for a Security registered, and no transfer of this Security in whole or in part may be registered, in the name of any Person other than The Depository Trust Company or a nominee thereof, except in the limited circumstances described in the Indenture.
Unless this certificate is presented by an authorized representative of The Depository Trust Company to the issuer or its agent for registration of transfer, exchange or payment and such certificate issued in exchange for this certificate is registered in the name of Cede & Co., or such other name as requested by an authorized representative of The Depository Trust Company, any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful, as the registered owner hereof, Cede & Co., has an interest herein.
Horizon Technology Finance Corporation

No.	$
CUSIP No. 44045A 201
ISIN No. US44045A2015
7.375% Senior Notes due 2019
          Horizon Technology Finance Corporation, a corporation duly organized and existing under the laws of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of ____________________(U.S. $_______________) on March 15, 2019, and to pay interest thereon from March 23, 2012 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly on March 15, June 15, September 15 and December 15 in each year, commencing June 15, 2012, at the rate of 7.375% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest, which shall be March 1, June 1, September 1 and December 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. This Security may be issued as part of a series.
     Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the Corporate Trust Office of the Trustee in Chicago, Illinois in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.
     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
Exhibit A-1

     In Witness Whereof, the Company has caused this instrument to be duly executed.
Dated:

HORIZON TECHNOLOGY FINANCE CORPORATION

By:

Name:
Title:
Exhibit A-2

     This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.
Dated:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:

Authorized Signatory
Exhibit A-3

Horizon Technology Finance Corporation
7.375% Senior Notes due 2019
     This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of March 23, 2012 (herein called the “Base Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Base Indenture), and reference is hereby made to the Base Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered, as supplemented by the First Supplemental Indenture, dated as of March 23, 2012, by and between the Company and the Trustee (herein called the “First Supplemental Indenture”, the First Supplemental Indenture and the Base Indenture collectively are herein called the “Indenture”). In the event of any conflict between the Base Indenture and the First Supplemental Indenture, the First Supplemental Indenture shall govern and control.
     This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $_______________. Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or an indenture supplement, the Company may from time to time, without the consent of the Holders of Securities, issue additional Securities of this series (in any such case “Additional Securities”) having the same ranking and the same interest rate, maturity and other terms as the Securities. Any Additional Securities and the existing Securities will constitute a single series under the Indenture and all references to the relevant Securities herein shall include the Additional Securities unless the context otherwise requires. The aggregate amount of outstanding Securities represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.
     The Securities of this series are subject to redemption in whole or in part at any time or from time to time, at the option of the Company, on or after March 15, 2015, at a redemption price of $25 per security plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to the date fixed for redemption.
     Notice of redemption shall be given in writing and mailed, first-class postage prepaid or by overnight courier guaranteeing next-day delivery, to each Holder of the Securities to be redeemed, not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date, at the Holder’s address appearing in the Security Register. All notices of redemption shall contain the information set forth in Section 11.04 of the Base Indenture.
     Any exercise of the Company’s option to redeem the Securities will be done in compliance with the Investment Company Act, and the rules, regulations and interpretations promulgated thereunder, to the extent applicable.
     If the Company elects to redeem only a portion of the Securities, the Trustee will determine the method for selecting the particular Securities to be redeemed, in accordance with the Investment Company Act, and the rules and regulations promulgated thereunder, to the extent applicable. In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.
     Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes called for redemption.
     Holders of Securities do not have the option to have the Securities repaid prior to March 15, 2019.
Exhibit A-4

     The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.
     If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.
     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
     As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default, other than an Event of Default referred to in Section 5.01(v) or Section 5.01(vi) of the Indenture with respect to the Company (but including an Event of Default referred to in that section solely with respect to a Significant Subsidiary, or group of Subsidiaries that in the aggregate would constitute a Significant Subsidiary of the Company), with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for sixty (60) days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein. If an Event of Default referred to in Section 5.01(v) pr Section 5.01(vi) of the Indenture with respect to the Company (and not solely with respect to a Significant Subsidiary, or group of Subsidiaries that in the aggregate would constitute a Significant Subsidiary of the Company) has occurred, the entire principal amount of all the Notes will automatically become due and immediately payable.
     No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
     The Securities of this series are issuable only in registered form without coupons in denominations of $25 and any integral multiples of $25 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.
Exhibit A-5

     No service charge shall be made for any such registration of transfer or exchange, but the Company or Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
   All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
   The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.
Exhibit A-6